For Immediate Release	EXHIBIT 99.1

Waste Management Announces First Quarter Earnings

2020 Guidance Suspended Due to COVID-19 Uncertainty Resilient Business Model and Strong Balance Sheet Position the Company Well in Challenging Environment	FOR MORE INFORMATION Waste Management Web site www.wm.com Analysts Ed Egl 713.265.1656 eegl@wm.com Media Andy Izquierdo 832.710.5287 aizquierdo@wm.com

Houston — May 6, 2020 — Waste Management, Inc. (NYSE: WM) today announced financial results for the quarter ended March 31, 2020. Revenues for the first quarter of 2020 were $3.73 billion compared with $3.70 billion for the same 2019 period. Net income for the quarter was $361 million, or $0.85 per diluted share, compared with $347 million, or $0.81 per diluted share, for the first quarter of 2019.(a) On an adjusted basis, net income was $395 million, or $0.93 per diluted share, in the first quarter of 2020, compared with $402 million, or $0.94 per diluted share, in the first quarter of 2019.(b)

The Company’s adjusted first quarter 2020 results exclude a $0.05 per diluted share negative impact from advisory costs incurred in connection with the pending acquisition of Advanced Disposal Services, Inc., $0.02 per diluted share primarily from the non-cash impairment of an unconsolidated investment, and $0.01 per diluted share from costs incurred to support its plan to implement a new enterprise resource planning system.

COVID-19 update

As COVID-19 disruptions escalated in the United States and Canada during March, Waste Management took steps to protect its workforce and continue to provide reliable service to its customers.

“I am extremely proud of how our team has worked together to proactively address the challenges we’ve faced as a result of the coronavirus pandemic,” said Jim Fish, President and Chief Executive Officer of Waste Management. “Our top priority as a leadership team has been the health, safety and financial wellbeing of our 45,000 team members. In turn, our team members have continued to provide essential services to customers and communities across North America.

“As a leader in the industry, we also have a responsibility to work with our customers as they defend the health of their businesses,” Fish continued. “This is particularly true for small businesses, the lifeblood of our economy.”

COVID-19 Response and Impacts

Waste Management has responded to the COVID-19 pandemic by:

•         Protecting frontline employees by supplementing customary practices and daily operational routines with social distancing and personal protective equipment enhancements.

•       Promoting the health and financial wellbeing of its employees by excusing COVID-19 related absences and providing a guarantee of 40 hours of weekly pay to all full-time employees during the pandemic.

•        Leveraging technology to quickly transition approximately 20,000 back-office employees to work from home – enabling these team members to serve customers and support frontline employees remotely.

•        Partnering with its customers to adjust service levels and extend payment terms.

•       Working with municipalities to address increased residential volumes and recycling challenges in areas where there have been processing disruptions.

The Company had the following COVID-19-related business impacts in the first quarter, beginning in March 2020:

•       A reduction in landfill and industrial collection volumes. While volume-driven revenue in the commercial collection business held up relatively well in March, service decreases accelerated late in the month and into the second quarter.

•        An increase in container weights in the residential line of business, which increased our cost to service these customers.

•        A negative revenue impact of approximately $40 million.

•       A $6 million increase in SG&A expenses, driven by technology costs incurred to accelerate work-from-home capabilities.

•        A decline in operating EBITDA margin of approximately 40 basis points, which the Company attributes to volume declines in our higher-margin lines of business and cost pressures in the residential line of business.(c) In its higher-margin lines of business, the Company effectively flexed operating costs with volume changes, particularly labor and fleet costs, mitigating margin pressure.

Balance Sheet and Cash Flow Considerations

•        The Company continues to maintain a strong balance sheet and liquidity position, with its current and forecasted leverage ratio well within its revolving credit facility financial covenant and more than $3 billion of available capacity under that credit facility.

•        The Company expects to generate strong free cash flow and remains committed to its dividend program.

•        As a prudent step to preserve cash in this uncertain environment, the Company has temporarily suspended share repurchases for the foreseeable future.

UPDATE ON 2020 OUTLOOK

The Company is suspending its 2020 financial guidance due to the unprecedented impact of, and uncertainty created by, the COVID-19 pandemic.

“Our business model generates strong cash flow and is resilient in any economic cycle. In past downturns, we have demonstrated the ability to flex spending and manage capital expenditures to generate strong free cash flow and return excess cash to our shareholders. We expect to deliver on these priorities as we continue to provide essential services to our customers during this unprecedented pandemic,” Fish said. “At this time, we cannot forecast with reasonable accuracy the duration of the coronavirus disruptions, particularly for small businesses, or the pace of an eventual recovery. We expect to resume providing financial guidance when we have greater clarity.”

We anticipate a significant decrease in 2020 revenue from planned levels as a result of COVID-19, driven by volume declines in our landfill and industrial and commercial collection businesses. To partially offset the impact of this significant revenue decline, the Company is taking the following steps to manage costs and capital spending without compromising long-term strategic priorities or growth opportunities:

•         Leveraging technology to enable swift route optimization,

•         Dramatically reducing overtime hours,

•         Limiting hiring and optimizing the existing workforce through greatly improved retention and reduced turnover,

•         Reducing or eliminating certain non-essential costs and expenses like travel and entertainment and consulting costs,

•         Reducing incentive compensation accruals, and

•         Flexing capital expenditures to a level that is consistent with volume changes.

Key Highlights for the FIRST Quarter OF 2020

Financial results for the first quarter were in line with the Company’s expectations.

•         In the first quarter of 2020, revenue growth was driven by yield and volume growth in the Company’s collection and disposal business, which contributed $74 million of incremental revenue.

•         Core price for the first quarter of 2020 was 5.5%.(d)

•        Total Company operating EBITDA was $975 million for the first quarter of 2020. On an adjusted basis, total Company operating EBITDA was $1.01 billion for the first quarter of 2020.(b)

•         In spite of a 30% decline in recycled commodity prices, the Company grew operating EBITDA for its recycling business by almost $3 million when compared to the first quarter of 2019 by reducing costs and improving its fee-for-service model.

•         In the first quarter of 2020, net cash provided by operating activities was $765 million and free cash flow was $318 million.(b)

•        The Company paid $236 million of dividends to shareholders and repurchased $402 million of its shares in the first quarter of 2020.

Fish concluded, “Through this unprecedented pandemic, we have managed the impact of the shutdown on our own people, our customers, and our business extremely well. We are now turning our focus to managing equally well through the coming re-start and to using this as an opportunity to further differentiate ourselves through permanent enhancements in our business processes and our service offering to our customers. The strength and resiliency of both our people and our business model give us confidence that we can continue to deliver on our commitments to our customers and our shareholders.”

(a)     For purposes of this press release, all references to “Net income” refer to the financial statement line item “Net income attributable to Waste Management, Inc.”

(b)     Adjusted earnings per diluted share, adjusted net income, adjusted operating EBITDA and free cash flow are non-GAAP measures. Please see “Non-GAAP Financial Measures” below and the reconciliations in the accompanying schedules for more information.

(c)     Management defines operating EBITDA as GAAP income from operations before depreciation and amortization; this measure may not be comparable to similarly-titled measures reported by other companies.

(d)     Core price is a performance metric used by management to evaluate the effectiveness of our pricing strategies; it is not derived from our financial statements and may not be comparable to measures presented by other companies. Core price is based on certain historical assumptions, which may differ from actual results, to allow for comparability between reporting periods and to reveal trends in results over time. Beginning with the fourth quarter 2019, the Company has updated its core price calculation. With advancements in technology, the Company began collecting additional transactional customer level data, which provides improved clarity of the impact of the Company’s pricing activities. While this does not change the year-over-year core price performance result, the new measure reflects a more precise calculation in the evaluation of revenue changes.

The Company will host a conference call at 10 a.m. (Eastern) today to discuss the first quarter results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

The conference call will be webcast live from the Investors section of Waste Management’s website www.wm.com. To access the conference call by telephone, please dial (877) 710-6139 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States or Canada, please dial (706) 643-7398. Please utilize conference ID number 4950049 when prompted by the conference call operator.

A replay of the conference call will be available on the Company’s website www.wm.com and by telephone from approximately 1:00 PM (Eastern) today through 5:00 PM (Eastern) on Wednesday, May 20, 2020. To access the replay telephonically, please dial (855) 859-2056, or from outside of the United States or Canada dial (404) 537-3406 and use the replay conference ID number 4950049.

about waste management

Waste Management, based in Houston, Texas, is the leading provider of comprehensive waste management environmental services in North America. Through its subsidiaries, the Company provides collection, transfer, disposal services, and recycling and resource recovery. It is also a leading developer, operator and owner of landfill gas-to-energy facilities in the United States. The Company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management, visit www.wm.com or www.thinkgreen.com.

Forward-Looking Statements

The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. This press release contains a number of such forward-looking statements, including but not limited to, all statements regarding future performance or financial results of our business; responses and impacts of COVID-19; future liquidity, dividends and balance sheet strength; future free cash flow; share repurchases; and discussion of the 2020 outlook. You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, increased competition; pricing actions; failure to implement our optimization, growth, and cost savings initiatives and overall business strategy; failure to identify acquisition targets and negotiate attractive terms; failure to consummate or integrate the acquisition of Advanced Disposal Services, Inc. or other acquisitions; failure to obtain the results anticipated from the acquisition of Advanced Disposal Services, Inc. or other acquisitions; environmental and other regulations, including developments related to emerging contaminants and renewable fuel; commodity price fluctuations; international trade restrictions; weakness in general economic conditions and capital markets; public health risk and other impacts of COVID-19 or similar pandemic conditions, including increased costs, social and commercial disruption, service reductions and other adverse effects on our business, financial condition, results of operations and cash flows; failure to obtain and maintain necessary permits; disposal alternatives and waste diversion; declining waste volumes; failure to develop and protect new technology; failure of technology to perform as expected, including implementation of a new enterprise resource planning system; failure to prevent, detect and address cybersecurity incidents or comply with privacy regulations; significant environmental or other incidents resulting in liabilities and brand damage; significant storms and destructive events influenced by climate change; labor disruptions; impairment charges; and negative outcomes of litigation or governmental proceedings. Please also see the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual Report on Form 10-K as updated by our subsequent quarterly reports on Form 10-Q, for additional information regarding these and other risks and uncertainties applicable to its business. The Company assumes no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.

Non-GAAP Financial Measures

To supplement its financial information, the Company has presented, and/or may discuss on the conference call, adjusted earnings per diluted share, adjusted net income, adjusted operating EBITDA, adjusted SG&A expenses and free cash flow. These are non-GAAP financial measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP but believes that also discussing non-GAAP measures provides investors with (i) financial measures the Company uses in the management of its business and (ii) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of its results of operations. The Company’s non-GAAP results exclude the impact of costs incurred in connection with the pending acquisition of Advanced Disposal Services, Inc.

The Company discusses free cash flow because the Company believes that it is indicative of its ability to pay its quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay its debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable GAAP measure. The Company believes free cash flow gives investors useful insight into how the Company views its liquidity, but the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as declared dividend payments and debt service requirements. The Company defines free cash flow as net cash provided by operating activities, less capital expenditures, plus proceeds from divestitures of businesses and other assets (net of cash divested); this definition may not be comparable to similarly-titled measures reported by other companies.

The quantitative reconciliations of non-GAAP measures to the most comparable GAAP measures are included in the accompanying schedules. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP.

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WASTE MANAGEMENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Millions, Except per Share Amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Operating revenues	$3,729	$3,696
Costs and expenses:
Operating	2,329	2,298
Selling, general and administrative	425	409
Depreciation and amortization	402	366
Restructuring	—	2
	3,156	3,075
Income from operations	573	621
Other income (expense):
Interest expense, net	(112)	(96)
Equity in net losses of unconsolidated entities	(26)	(9)
Other, net	—	(54)
	(138)	(159)
Income before income taxes	435	462
Income tax expense	74	115
Consolidated net income	361	347
Less: Net loss attributable to noncontrolling interests	—	—
Net income attributable to Waste Management, Inc.	$361	$347
Basic earnings per common share	$0.85	$0.82
Diluted earnings per common share	$0.85	$0.81
Weighted average basic common shares outstanding	424.2	424.5
Weighted average diluted common shares outstanding	426.4	426.9

WASTE MANAGEMENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Millions)

(Unaudited)

	March 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$3,125	$3,561
Receivables, net	2,168	2,319
Other	342	329
Total current assets	5,635	6,209
Property and equipment, net	12,900	12,893
Goodwill	6,498	6,532
Other intangible assets, net	494	521
Other	1,651	1,588
Total assets	$27,178	$27,743
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, accrued liabilities and deferred revenues	$2,683	$2,926
Current portion of long-term debt	387	218
Total current liabilities	3,070	3,144
Long-term debt, less current portion	13,065	13,280
Other	4,298	4,249
Total liabilities	20,433	20,673
Equity:
Waste Management, Inc. stockholders’ equity	6,743	7,068
Noncontrolling interests	2	2
Total equity	6,745	7,070
Total liabilities and equity	$27,178	$27,743

WASTE MANAGEMENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Millions)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Cash flows from operating activities:
Consolidated net income	$361	$347
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	402	366
Other	70	123
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(68)	54
Net cash provided by operating activities	765	890
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(1)	(394)
Capital expenditures	(459)	(471)
Proceeds from divestitures of businesses and other assets (net of cash divested)	12	12
Other, net	(55)	53
Net cash used in investing activities	(503)	(800)
Cash flows from financing activities:
New borrowings	—	—
Debt repayments	(25)	(56)
Net commercial paper borrowings	—	357
Common stock repurchase program	(402)	(68)
Cash dividends	(236)	(223)
Exercise of common stock options	31	25
Tax payments associated with equity-based compensation transactions	(33)	(30)
Other, net	(3)	37
Net cash provided by (used in) financing activities	(668)	42
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	(4)	—
Increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	(410)	132
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	3,647	183
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$3,237	$315

WASTE MANAGEMENT, INC.

SUMMARY DATA SHEET

(In Millions)

(Unaudited)

Operating Revenues by Line of Business

	Three Months Ended
	March 31,
	2020	2019
Commercial	$1,063	$1,026
Residential	650	640
Industrial	693	680
Other collection	112	109
Total collection	2,518	2,455
Landfill	887	864
Transfer	441	412
Recycling	254	291
Other	430	431
Intercompany (a)	(801)	(757)
Total	$3,729	$3,696

Internal Revenue Growth

	Period-to-Period Change for the Three Months Ended March 31, 2020 vs. 2019
		As a % of		As a % of
		Related		Total
	Amount	Business(b)	Amount	Company(c)
Collection and disposal	$72	2.2
Recycling commodities (d)	(59)	(21.0)%
Fuel surcharges and mandated fees	(16)	(10.8)
Total average yield (e)			$(3)	(0.1)%
Volume			10	0.3
Internal revenue growth			7	0.2
Acquisitions			29	0.8
Divestitures			(1)	—
Foreign currency translation			(2)	(0.1)
Total			$33	0.9%

	Period-to-Period Change for the
	Three Months Ended
	March 31, 2020 vs. 2019
	As a % of Related Business(b)
	Yield	Volume(f)
Commercial	2.3%	2.0%
Industrial	3.6	(2.3)
Residential	2.0	(1.2)
Total collection	2.5	0.1
MSW	3.0	0.7
Transfer	2.9	4.7
Total collection and disposal	2.2%	(0.5)%

(a)	Intercompany revenues between lines of business are eliminated in the Condensed Consolidated Financial Statements included herein.

(b)	Calculated by dividing the increase or decrease for the current year period by the prior year period’s related business revenue adjusted to exclude the impacts of divestitures for the current year period.

(c)	Calculated by dividing the increase or decrease for the current year period by the prior year period’s total Company revenue adjusted to exclude the impacts of divestitures for the current year period.

(d)	Includes net impact of commodity price variability and changes in fees.

(e)	The amounts reported herein represent the changes in our revenue attributable to average yield for the total Company.

(f)	Workday adjusted volume impact.

WASTE MANAGEMENT, INC.

SUMMARY DATA SHEET

(In Millions)

(Unaudited)

Free Cash Flow Analysis (a)

	Three Months Ended
	March 31,
	2020	2019
Net cash provided by operating activities	$765	$890
Capital expenditures	(459)	(471)
Proceeds from divestitures of businesses
and other assets (net of cash divested)	12	12
Free cash flow	$318	$431

	Three Months Ended
	March 31,
	2020	2019
Supplemental Data

Internalization of waste, based on disposal costs	68.3%	66.2%

Landfill amortizable tons (in millions)	27.2	27.9

Acquisition Summary (b)

Gross annualized revenue acquired	2	105

Total consideration, net of cash acquired	1	395

Cash paid for acquisitions consummated during the period, net of cash acquired	1	389

Cash paid for acquisitions including contingent consideration and other items from prior periods, net of cash acquired	2	394

Amortization, Accretion and Other Expenses for Landfills:	Three Months Ended
	March 31,
	2020	2019
Landfill amortization expense
Cost basis of landfill assets	$114	$110
Asset retirement costs	24	17
Total landfill amortization expense	$138	$127
Accretion and other related expense	25	24
Landfill amortization, accretion and other related expense	$163	$151

(a)	The summary of free cash flow has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.
(b)	Represents amounts associated with business acquisitions consummated during the applicable period except where noted.

WASTE MANAGEMENT, INC.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

(In Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended March 31, 2020
	Income from Operations	Pre-tax Income	Tax Expense		Net Income (a)	Diluted Per Share Amount
As reported amounts	$573	$435	$74		$361	$0.85
Adjustments:
Advanced Disposal acquisition-related costs	28	28	7		21	0.05
Enterprise resource planning system related costs	7	7	2		5	0.01
Impairment of an investment and other	3	10	2		8	0.02
	38	45	11		34	0.08
As adjusted amounts	$611	$480	$85	(b)	$395	$0.93
Depreciation and amortization	402
As adjusted operating EBITDA	$1,013

	Three Months Ended March 31, 2019
	Income from Operations	Pre-tax Income	Tax Expense		Net Income (a)	Diluted Per Share Amount
As reported amounts	$621	$462	$115		$347	$0.81
Adjustments:
Impairment of an investment and other	-	55	-		55	0.13
As adjusted amounts	$621	$517	$115	(b)	$402	$0.94
Depreciation and amortization	366
As adjusted operating EBITDA	$987

	Three Months Ended
	March 31, 2020		March 31, 2019
Adjusted SG&A Expenses and Adjusted SG&A Expenses Margin	Amount	As a % of Revenues	Amount	As a % of Revenues

Operating revenues, as reported	$3,729		$3,696

SG&A expenses, as reported	$425	11.4%	$409	11.1%
Adjustments:
Advanced Disposal acquisition-related costs	(28)		-
Enterprise resource planning system related costs	(7)		-
Adjusted SG&A expenses	$390	10.5%	$409	11.1%

(a)	For purposes of this press release table, all references to "Net income" refer to the financial statement line item "Net income attributable to Waste Management, Inc."

(b)	While the Company calculates its effective tax rate based on actual dollars, an approximate effective tax rate can be calculated by dividing the Tax Expense amount in the table above by the Pre-tax Income amount. The adjusted effective tax rate was 17.6% and 22.2% for the quarter ended March 31, 2020 and 2019, respectively